Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
NUPATHE INC.
a Delaware corporation
(Pursuant to Sections 242 and 245 of
the Delaware General Corporation Law)
          NuPathe Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.	The name of the Corporation is NuPathe Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on January 7, 2005.

2.	This Restated Certificate of Incorporation (this “Certificate”) restates and integrates and further amends the provisions of the Third Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 7, 2008, as amended on August 20, 2009, April 9, 2010, May 13, 2010, July 20, 2010 and August 4, 2010 (collectively, the “Prior Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (as it may be amended from time to time, the “DGCL”).

3.	The text of the Prior Certificate is hereby restated in its entirety to provide as herein set forth in full.
ARTICLE I
          The name of this corporation is “NuPathe Inc.”
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
          The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of which (i) Ninety Million (90,000,000) shares shall be a class designated as common stock, par value

$0.001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).
          The number of authorized shares of Common Stock and Preferred Stock of the Corporation may be increased or decreased from time to time (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designation (as defined in Section B below) for such series.
          The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
     A. Common Stock. Subject to all the rights, powers and preferences of holders of Preferred Stock and except as provided by law or in this Article IV (or in any Certificate of Designations, as defined in Section B below):
          1. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, including, without limitation, the election of directors; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate or the DGCL. There shall be no cumulative voting;
          2. Subject to the preferences applicable to the then outstanding Preferred Stock, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors;
          3. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation legally available for distribution to the stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock, subject to the liquidation preference granted to any holders of any then outstanding shares of Preferred Stock; and
          4. Holders of Common Stock shall not be entitled to any preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.
     B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated in one or more certificates of designation (each a “Certificate of Designation”). The voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions and filing of a Certificate of Designation, or alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series, including but without limiting the generality of the foregoing, the following:
          1. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law;
          2. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided;
          3. The distinctive designation of such series and the number of shares to constitute such series, which number (except as set forth in the Certificate of Designation with respect to such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors;
          4. The rights in respect of dividends, if any, on the shares of such series, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or series of stock of the Corporation, and whether such dividends shall be cumulative or accruing;
          5. The right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms, conditions and manner of such redemption;
          6. The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;
          7. The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Corporation, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
          8. The terms of any sinking fund or redemption or repurchase or purchase account, if any, the obligation, if any, of the Corporation to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account, and the terms and conditions of such obligation;
          9. The voting powers, if any, of the holders of such series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions as shall be provided in the Certificate of Designation, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock;
          10. Limitations, if any, on the issuance of additional shares of such series or any shares of any other class or series of stock of the Corporation; and
          11. Such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

          Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.
ARTICLE V
DIRECTORS
     A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute or by this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
     C. Number of Directors; Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director; provided that the term of each director shall continue until such director’s successor has been duly elected and qualified and be subject to his or her earlier resignation, death or removal.
          At the annual meeting of stockholders or any special meeting in lieu thereof, the directors of the Corporation shall be elected, as set forth in the Bylaws, to serve for a one-year term of office to expire at the first annual meeting of stockholders (or special meeting in lieu thereof) following their election.
     D. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, if the number of directors decreased, no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
     E. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only by the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of capital stock of the Corporation, present in person or by proxy, then entitled to vote at an election of directors.
     F. Quorum. At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL, this Certificate or the Bylaws. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
ARTICLE VI
STOCKHOLDER ACTION
     A. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
     B. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority vote of the Whole Board. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
     C. Advance Notice. Advance notice of a nomination for election to the Board of Directors or of any proposed matter to be acted upon at any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws, or else such nomination cannot be made or such business cannot be brought before the meeting.
ARTICLE VII
AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION
     A. Amendment of Bylaws. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or otherwise required by this Certificate, the affirmative vote of the holders of at least 66 2/3 % of each class of outstanding shares of capital stock of the Corporation then entitled to vote thereon shall be required to adopt, amend or repeal any provision of the Bylaws.
     B. Amendment of Certificate of Incorporation. In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or otherwise required by this Certificate, the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of capital stock of the Corporation then entitled to vote on such amendment or repeal, voting together as a single class, shall be required to amend or repeal the provisions of this Certificate; provided, however, that any amendment or repeal of any provision of Section IV.B, Article V, Article VI or Article VII of this Certificate shall require the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of Common Stock of the Corporation.
ARTICLE VIII
LIMITATION OF LIABILITY
          To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or redemption of shares or (iv) for any transaction from which the director derived any improper personal benefit. These limitations of liability shall not apply to liabilities arising under federal securities laws and shall not affect the availability of equitable remedies such as injunctive relief or rescission.
          If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director first occurring before such repeal or modification.
ARTICLE IX
          The Corporation is to have a perpetual existence.
          This Certificate has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 11th day of August, 2010.

NUPATHE INC.

/s/ Jane H. Hollingsworth
Jane H. Hollingsworth, Chief Executive Officer